UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ACCURAY INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was filed by Accuray Incorporated with the Securities and Exchange Commission on Form 8-K on November 13, 2014:

This Form 8-K is being filed to correct and supplement disclosure in the definitive proxy statement on Schedule 14A filed by Accuray Incorporated (the “Company”) with the Securities and Exchange Commission on October 9, 2014 (the “Proxy Statement”).  Except as set forth herein, no other changes are being made to the Proxy Statement.

On page 32 of the Proxy Statement, the table relating to the performance measures for the Company’s fiscal year 2014 Performance Bonus Plan funding contained certain typographical errors.  The table should read as follows:

Performance Measure	Weighting	Target	Minimum Threshold	Actual	% Plan Attained	% Weighted Funding
Operating Expenses	20%	$150.3 million	$157.8 million	$151.9 million	98.9	17.9
Gross Profit	20%	$140.8 million	$112.6 million	$155.5 million	110.4	30.4
Net Dollars into Backlog	40%	$208.8 million	$167.0 million	$211.4 million	101.2	42.5
Implementation of CRM platform across the entire Company	20%	N/A	N/A	Completed	100.0	20.0

On pages 34 and 35 of the Proxy Statement, the Company previously disclosed that its 2014 MSU Program uses total stockholder return (“TSR”) as its sole performance metric and that executive officers may still vest in a portion of the equity awards below the target amount when the Company’s TSR performance is below the index.  The Company wishes to clarify its reasoning for structuring the 2014 MSU Program in this manner.

The Company believes using a single performance metric is appropriate in this case because the metric used is tied directly to shareholders’ return which the Compensation Committee believes, ultimately, is the key indicator of whether the executives have performed well.  In addition, the Compensation Committee set the target amount of the equity awards granted to executives under the 2014 MSU Program at what it deemed was the appropriate level based on each individual executive’s performance, experience and retention needs, and assuming the Company’s performance would track to the index.  If the Company did not perform as well as anticipated, the executive would therefore earn less than the targeted amount.

On page 42 of the Proxy Statement, the Company previously disclosed in the “Grants of Plan-Based Awards for Fiscal 2014” table that Joshua Levine, the Company’s President and Chief Executive Officer, and Alaleh Nouri, the Company’s Senior Vice President and General Counsel, each received equity grants effective as of March 31, 2014.  The Company wishes to clarify the reasons and timing for these awards.

The RSU and MSU awards granted to Mr. Levine on such date represented a portion of Mr. Levine’s annual equity compensation for fiscal 2014.  For fiscal 2014, the Board of Directors determined that Mr. Levine should receive a total award of 200,000 MSUs and 200,000 RSUs.  However, due to a limitation under the Company’s 2007 Equity Incentive Plan, which restricts the total number of shares that may be granted to any one individual in a calendar year, Mr. Levine’s annual equity award could not be granted in its entirety during calendar year 2013 when all other annual grants for fiscal year 2014 were made. Therefore, a portion of the total annual equity award was granted in calendar year 2014.

The RSU award granted to Ms. Nouri in March 2014 was in connection with her promotion to Interim General Counsel in February 2014.